Exhibit 99.1

GrowLife Announces Rights Offering to Shareholders for Investment Opportunity for Marketing, Sales and Technology Expansion

Leading Hydroponics Supplier Specializing in the Cannabis Industry Shares Rights Offering Filing Information including Summary of Terms

KIRKLAND, Wash. – September 19, 2018 – GrowLife, Inc. (OTCQB: PHOT), one of the nation’s most recognized indoor cultivation product and service providers, today announced details of its proposed Rights Offering that would allow the company’s shareholders to acquire additional shares of common stock (the “Offering”). The Offering is designed to give record shareholders the opportunity to invest directly into PHOT at a set price with additional warrants to support the company’s capital raise to be used for continued expansion.

“We have some of the most committed and passionate shareholders in our industry, and we are excited to offer them the ability to directly invest in GrowLife in a manner similar to large-scale investors,” said GrowLife CEO Marco Hegyi. “We have experienced tremendous growth and expansion over the last year. New markets are emerging almost daily and to remain competitive and continue to capture market share, we needed to continue to innovate our product offering while expanding our footprint across North America.

“This Offering is intended to not only reward our long-time shareholders, but to generate the additional capital needed to complete our vertical grow system development and go-to-market programs with sales and marketing, acquisitions, and resources necessary to expand the company thereby capitalizing on the momentum our industry and company are experiencing. Our new systems, which are testing well are entering our second and third phases including AI software development, are designed to reduce the costs associated with large-scale cannabis production and we hope will create a significant new revenue stream for the company” added Hegyi.

SUMMARY OF THE TERMS OF THE OFFERING

•	Each shareholder will receive one non-transferable right (the “Right”) for each share of common stock held on the record date (October 12, 2018).

•	Each Right will include one share of Common Stock and two one-half warrants at a subscription price of $0.012. The purchase price will be payable in cash to the company.

•	The warrants included in each Right will be exercisable for one-half of the number of rights for one share of our Common Stock at an exercise price of $0.018 per share and one-half warrant exercisable for one share of our Common Stock at an exercise price of $0.024. For example: if you subscribe for 100 Units you will receive 100 common stock shares and 100 warrants divided into 50 warrants exercisable at $0.018 and 50 warrants exercisable at $0.024).

•	Record date shareholders who fully exercise their Subscription Rights will be eligible for an over-subscription privilege entitling these shareholders to subscribe, subject to certain limitations and a pro-rata allotment, for any additional shares of common stock not purchased pursuant to the Subscription.

•	The Offering expires at 6:00 PM Eastern Time on November 12, 2018, unless extended.

•	The company expects to mail subscription certificates evidencing the Rights and a copy of the prospectus for the Offering to record date shareholders beginning on September 18, 2018. Financial Advisors will likely send notices to you shortly thereafter.

The complete S-1 Amendment No. 1, which is subject to final SEC approval, can be found here.

For more information on the Offering including form download and information on how to participate, visit Growlifeinc.com/investors/rights-offering. Additional inquiries regarding the Offering should be directed to the company at 206-483-0059 or investors@growlifeinc.com

The Offering is made pursuant to the company’s effective shelf registration statement.

For more information about GrowLife, including the CEO’s most recent video statement, visit the company’s website. Products can be purchased at ShopGrowLife.com.

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About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:

CMW Media

Cassandra Dowell, 858-264-6600

cassandra@cmwmedia.com

www.cmwmedia.com

Investor Relations Contact:

info@growlifinc.com

206-483-0059